Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

INTERACTIVE STRENGTH INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Securities to Be Registered

Fees to Be Paid	Equity	Shares of Common Stock, $0.0001 par value per share	Other	4,284,146 (3)	$0.79	$3,384,475	0.0001476	$500

	Total Offering Amounts					$3,384,475		$500

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$500

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	In accordance with Rule 457(c), based on the average of the high ($0.82) and low ($0.75) prices of the Common Stock on the Nasdaq Stock Market on January 5, 2024.
(3)

Represents 4,284,146 shares that may be sold by the selling stockholder named herein, including 3,781,355 shares that we may sell to the selling stockholder under a common stock purchase agreement (the “Equity Line Purchase Agreement”) and 502,791 shares we agreed to issue to the selling stockholder as consideration for its irrevocable commitment to purchase shares of our common stock under the Equity Line Purchase Agreement.